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                                                                     EXHIBIT 8.1

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                                  April 10, 1997


               Amended and Restated Agreement and Plan of Merger
               -------------------------------------------------
                           Dated as of April 10, 1997
                           --------------------------
             Between Dean Witter, Discover & Co. and Morgan Stanley
             ------------------------------------------------------
                                   Group Inc.
                                   ----------


Dear Ladies and Gentlemen:

     We have acted as counsel for Dean Witter, Discover & Co., a Delaware corporation ("DWD"), in connection with the proposed merger (the "Merger") of Morgan Stanley Group Inc., a Delaware corporation ("MS"), with and into DWD pursuant to an Amended and Restated Agreement and Plan of Merger dated as of April 10, 1997 (the "Merger Agreement"), between DWD and MS under which each issued and outstanding share of MS common stock will be converted into DWD common stock and each issued and outstanding share of MS preferred stock will be converted into a corresponding series of DWD preferred stock.

     In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the joint proxy statement/prospectus of DWD and MS to be dated as of April [ ], 1997 (the "Proxy Statement-Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by DWD and MS in their respective letters to us dated April 9, 1997, and delivered to us for purposes of this opinion are accurate and complete.
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     Based upon the foregoing, in our opinion, the Merger will be treated for
Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), DWD and MS will each be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized by the stockholders of MS upon their exchange of MS stock for DWD stock under Section 354 of the Code (except to the extent such a stockholder receives cash in lieu of fractional shares and to the extent of a payment of transfer taxes made on behalf of such stockholder, if any).

     The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from DWD and MS referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from DWD or MS referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement-Prospectus under the caption "The Merger--Federal Income Tax Considerations".
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     This opinion is being provided solely for the benefit of DWD.  No other person or party shall be entitled to rely on this opinion.

                                        Very truly yours,



Dean Witter, Discover & Co.
   Two World Trade Center
      New York, New York 10048


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